Exhibit 99.1

News Releases
Vista Outdoor Announces Agreement to Acquire CamelBak Products, LLC
CamelBak’s Highly Recognized Brand Expands and Strengthens Vista Outdoor’s Product Offerings in Outdoor Recreation
CamelBak’s Leading Hydration Products Complement Vista Outdoor’s Entire Portfolio

July 27, 2015

CLEARFIELD, Utah, July 27, 2015 /PRNewswire/ -- Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer in the growing outdoor sports and recreation markets, announced it has entered into a definitive agreement to acquire CamelBak Products, LLC. CamelBak is the leading provider of personal hydration solutions for outdoor, recreation and military use. The company’s products include hydration packs, reusable bottles and individual purification and filtration systems.
The CamelBak acquisition will strengthen and expand Vista Outdoor’s presence in outdoor sports and recreation, with products that complement every outdoor activity where Vista Outdoor’s products are used. The acquisition will provide Vista Outdoor with another highly recognized and well-respected brand that is a preferred partner to leading retailers. The transaction is subject to regulatory approvals and customary closing conditions. Vista Outdoor anticipates closing the transaction within the next month.

“The acquisition of CamelBak greatly advances Vista Outdoor’s strategy to grow and strengthen our leading position in the outdoor recreation industry,” said Mark DeYoung, Vista Outdoor Chairman and Chief Executive Officer. “CamelBak fortifies our presence in the mainstream individual outdoor recreation market, creating an opportunity to increase the scale, reach and growth of several current offerings through an expanded global sourcing capability and a broadened retail distribution network. With limited overlap between our key customers, this acquisition creates significant cross-selling opportunities, increased channel presence and access into expanded domestic and international markets. As a market leader and preferred partner, Vista Outdoor can leverage the technical expertise of CamelBak to deliver innovative solutions and quality product offerings that will create value for our shareholders and customers.”
Under the terms of the transaction, Vista Outdoor will purchase CamelBak for $412.5 million, subject to a customary working capital adjustment, utilizing cash on hand and borrowings under its existing credit facilities. Management expects calendar year 2015 net sales for CamelBak of approximately $160 million. The purchase price includes an approximate net present value of $35 million in future tax benefits associated with the deductibility of intangibles from a prior acquisition of CamelBak. The purchase price, net of the previously mentioned tax asset, represents a resulting effective multiple of approximately 11x CamelBak’s expected calendar year 2015 EBITDA. Vista Outdoor intends to refinance the expected borrowings under its credit facilities with long-term debt financing. Pending such financing, Vista Outdoor has received a commitment to provide $50 million of secured debt financing from Morgan Stanley, which the company does not at this time intend to draw upon, but which provides additional flexibility pending completion of long-term financing. Absent transaction and transition costs, Vista Outdoor expects the acquisition to be accretive to Fiscal Year 2016 (FY16) earnings per share (EPS). Vista Outdoor will provide information relating to CamelBak’s impact on FY16 financial results as part of its first quarter earnings press release and webcast on August 13, 2015.

“CamelBak is enthusiastic about the opportunity to join the Vista Outdoor family of brands,” said Sally McCoy, CamelBak CEO. “Their successful platform will accelerate CamelBak’s growth as a global brand. Vista Outdoor supports our mission to continue to reinvent the way people hydrate and perform through innovative hydration products.”
Founded in 1989 and headquartered in Petaluma, California, CamelBak is the category creator for hands-free hydration and meets the needs of diverse consumers with a comprehensive product portfolio. CamelBak has an expansive network of marquee customers ranging from REI to Target. CamelBak has approximately 300 employees and will be integrated into the Outdoor Products segment of Vista Outdoor, increasing the scale of the business and reinforcing a culture focused on delivering high-quality, technologically advanced products.
CamelBak is a subsidiary company of Compass Diversified Holdings (NYSE: CODI), an owner of leading middle market businesses headquartered in Connecticut.
Morgan Stanley serves as transaction and financial advisor and Cravath, Swaine & Moore LLP serves as legal advisor to Vista Outdoor in connection with the transaction.
About Vista Outdoor
Vista Outdoor is a leading global designer, manufacturer and marketer in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has more than 30 well-recognized brands that provide consumers with a range of performance-driven, high-quality and innovative products in the ammunition, firearms and outdoor accessories categories. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 10 U.S. States, Puerto Rico, Mexico and Canada along with international sales and sourcing operations in Canada, Europe, Australia, New Zealand and Asia. For news and information visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Cautionary Note Regarding Forward-looking Statements
Certain statements in this press release, including statements regarding pending transaction with CamelBak Products, LLC, the expected future financial performance of CamelBak Products, LLC and the impact of that performance on Vista Outdoor, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. All such forward-looking statements involve  estimates and assumptions and are subject to a number of risks and uncertainties, many of which are beyond Vista Outdoor’s control, which could cause actual results to differ materially from the expectations described in the forward-looking statements. Among those risks and uncertainties are: assumptions regarding demand for CamelBak’s products; failure of the closing conditions in the purchase agreement to be satisfied in a timely manner or at all; changes in interest rates or credit availability; anticipated benefits and cost savings from the transaction may not be fully realized or may take longer than expected to realize; the ability of Vista Outdoor to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of CamelBak; costs or difficulties related to the integration of the business following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and the statements contained herein, please refer to Vista Outdoor’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.
Media Contact:	Investor Contact:

Amanda Covington	Michael Pici

Phone: 801-779-4625	Phone: 801-779-4614

E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com